Exhibit 99.2

Conmed Healthcare Management, Inc. Names Dr. Stephen Goldberg as Executive Vice President

Hanover, Md. -- (BUSINESS WIRE)—July 23, 2010 -- Conmed Healthcare Management, Inc. (NYSE - Amex: CONM), a leading full service provider of correctional facility healthcare services to county and municipal detention centers, today announced that Dr. Stephen B. Goldberg, President and Founder of Correctional Mental Health Services, LLC (CMHS), a wholly owned subsidiary of Conmed, will assume the additional corporate position of Executive Vice President. He will remain responsible for the Company’s mental and behavioral health operations.

The promotional appointment of Dr. Goldberg to Executive Vice President follows consistent growth in the Company’s delivery of mental health services to detention centers under Dr. Goldberg’s leadership.  Conmed acquired Correctional Mental Health Services in 2008 and retained Dr. Goldberg as President of the subsidiary. “Dr. Goldberg is truly a leader in correctional psychiatry and an innovator in the way in which psychiatric services are delivered to inmate populations,” stated Dr. Richard Turner, Chairman and Chief Executive Officer of Conmed. “Mental and behavioral health is one of the fastest growing segments of healthcare services in detention facilities, and Steve has demonstrated that quality care and cost containment are not mutually exclusive.”

In the short time since the Conmed acquisition of CMHS, Dr. Goldberg has either obtained new contracts or expanded services relating to mental health in twelve counties within the states Conmed serves yielding annual revenues in excess of $1.8 million. In addition to his duties related to the mental and behavioral health services arena, Dr. Goldberg has taken an active role in Conmed’s corporate operations and has consistently demonstrated his commitment to, and focus on, Conmed’s continued growth and success.

Dr. Goldberg is Board Certified in Psychiatry and has added Board qualifications in Forensic Psychiatry. He holds teaching appointments at the University of Maryland’s School of Medicine, Johns Hopkins School of Medicine and the Walter Reed Medical Center.  Dr. Goldberg completed his undergraduate training at the University of Florida and attended Medical School at the University of Colorado.  He did his Psychiatric Residency training at the University of Maryland and completed a fellowship in the combined University of Maryland/Johns Hopkins Forensic Psychiatry Fellowship Program.

Dr. Goldberg was the Director of Admissions, the Director of Pretrial Services and Associate Medical Director at Clifton T. Perkins Hospital Center, the maximum security State Psychiatric Hospital in Maryland.   During his time at Clifton T. Perkins, Dr. Goldberg was one of the primary instructors for the University of Maryland/Johns Hopkins Forensic Fellowship Program.  He also concurrently held the position of Director of Psychiatry at the Baltimore County Detention Center.

Dr. Goldberg holds active membership and has held leadership positions in local, state and national organizations such as the American Academy of Psychiatry and the Law, the Chesapeake Chapter of the American Academy of Psychiatry and the Law, the American Psychiatric Association, the Maryland Psychiatric Society and the Maryland Correctional Administrators Association.  He has been appointed to statewide task forces in both Maryland and Virginia on topics that include community mental health, incarceration and release of the mentally ill and telepsychiatry.  Dr. Goldberg has written a chapter on violence in Emergency Departments and has spoken at both the local and national levels on various topics such as jail-based comprehensive mental health services, Maryland’s insanity defense, mental illness versus malingering, hospital safety, prediction of inmates’ early adjustment to prison, telepsychiatry and management of the violent psychiatric patient.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently serves county and municipal correctional facilities in thirty-seven counties in seven states, including Arizona, Kansas, Maryland, Oklahoma, Oregon, Virginia and Washington. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," "potentially," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation, the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions; inflation exceeding the Company’s projection of the inflation rate of cost of services under multi-year contracts; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; competition; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Conmed Healthcare Management, Inc. Thomas W. Fry, 410-567-5529 Chief Financial Officer tfry@conmed-inc.com	or	Hayden IR Peter Seltzberg, 646-415-8972 peter@haydenir.com

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